Exhibit 4.2

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of March 30, 2012, and entered into by and between PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), in its capacity as agent under the First Lien Debt Documents (as defined below), (in such capacity, and together with its successors and assigns in such capacity, “First Lien Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as trustee and collateral agent under the Second Lien Debt Documents (as defined below), (in such capacity, and together with its successors and assigns in such capacity, “Second Lien Agent”).

RECITALS

HUTCHINSON TECHNOLOGY INCORPORATED, a corporation formed under the laws of Minnesota (“HTI”) (HTI, together with each subsidiary of HTI which from time to time may be joined as a borrower thereunder, each a “Borrower” and collectively, the “Borrowers”), the lenders from time to time party thereto, and First Lien Agent, have entered into that certain Revolving Credit and Security Agreement dated as of September 16, 2011 providing for certain credit facilities (as amended, restated, supplemented, Refinanced (as defined below), modified, renewed, extended, refunded or replaced from time to time in accordance with the terms of this Agreement, the “First Lien Debt Agreement”);

The obligations of the Grantors (as defined herein) under the First Lien Debt Agreement are or will be secured on a senior priority basis by liens on substantially all of the personal property of the Grantors and certain real property of HTI, pursuant to the terms of certain of the First Lien Debt Documents (as defined below);

HTI, the guarantors from time to time party thereto, and Wells Fargo, in its capacity as trustee for the Second Lien Claimholders (as defined below), have entered into that certain Indenture dated as of the date hereof (as amended, restated, supplemented, Refinanced (as defined below), modified, renewed, extended, refunded or replaced from time to time in accordance with the terms of this Agreement, the “Second Lien Debt Agreement”) providing for the issuance of notes by HTI and the guaranty of the Second Lien Obligations (as defined below) by such guarantors;

The obligations of the Grantors under the Second Lien Debt Agreement are or will be secured on a junior priority basis by liens on substantially all of the personal property of the Grantors and certain real property of HTI pursuant to the terms of certain of the Second Lien Debt Documents (as defined below);

The First Lien Debt Documents and the Second Lien Debt Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral (as defined below) and certain other matters; and

In order to induce the First Lien Claimholders to consent to the Grantors granting the liens to secure the Second Lien Obligations and to induce the First Lien Claimholders to continue to extend credit and other financial accommodations and continue to lend monies to or for the benefit of the Borrowers, the First Lien Agent, the Second Lien Agent and, by virtue of accepting the Second Lien Notes (as defined below), the Second Lien Claimholders, have agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Additional First Lien Permitted Debt” means Indebtedness that (a) is secured by a first lien on the Collateral and has been designated by HTI as “Priority Lien Debt” under and as defined in the Second Lien Debt Agreement, (b) is consented to by the First Lien Agent, (c) is permitted to be incurred as “Priority Lien Debt” under and as defined in the Second Lien Debt Agreement, (d) is in a principal amount that, together with the maximum principal amount that may be outstanding under the First Lien Debt Agreement at any time plus all then existing Secured Hedge Liabilities and Secured Banking Services Obligations plus all previously incurred Additional First Lien Permitted Debt, does not exceed the First Lien Cap, and (e) the lender or holder thereof has entered into an intercreditor agreement with the Second Lien Agent on terms no less favorable to the Second Lien Holders than the terms of this Agreement.

“Advances” means any term loans or revolving loans made under the First Lien Debt Documents.

“Agent” means the First Lien Agent, the Second Lien Agent or, in the case of the Minnesota Mortgage, PNC (as collateral agent).

“Banking Services” means each and any of the following banking services provided to HTI or any Subsidiary of HTI by any First Lien Lender or any affiliate thereof: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors.

“Business Day” means any day other than a Saturday, Sunday, or day on which banks in (i) New York, New York or (ii) Pittsburgh, Pennsylvania are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such Person.

“Cash Collateral” has the meaning set forth in Section 6.2.

“Claimholders” means First Lien Claimholders and Second Lien Claimholders.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting First Lien Collateral or Second Lien Collateral.

“Conforming Amendment” means any amendment to any Second Lien Debt Document that is substantively identical to a corresponding amendment to a comparable provision of a First Lien Debt Document.

“Default Disposition” has the meaning set forth in Section 5.1(d).

“DIP Financing” has the meaning set forth in Section 6.2.

“Discharge of First Lien Priority Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a) payment in full in cash of the First Lien Priority Obligations (other than unasserted contingent indemnification obligations, obligations in respect of outstanding Letters of Credit, Secured Hedge Liabilities and Secured Banking Services Obligations);

(b) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Priority Obligations; and

(c) termination or cash collateralization of all outstanding Letters of Credit (in an amount and in the manner required by the First Lien Debt Documents, but not in any event in an amount greater than 105% of the aggregate undrawn face amount of such Letters of Credit) and termination or cash collateralization or the provision of other credit support in respect of all Secured Hedge Liabilities and Secured Banking Services Obligations (in an amount and in the manner required by the First Lien Debt Documents, but not in any event in an amount greater than 105% of the aggregate amount of the Net Secured Hedge Liabilities and Secured Banking Services Obligations).

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing).

“Effective Date” means the date on which the Second Lien Debt Agreement becomes effective.

“Excess First Lien Obligations” means the sum of (a) the portion of the principal amount of the Advances outstanding under the First Lien Debt Documents, the undrawn amount of all outstanding Letters of Credit, and the outstanding amount of the Net Secured Hedge Liabilities and Secured Banking Services Obligations that is in excess of the First Lien Cap, plus

(b) the portion of interest and fees on account of such portion of the Advances, Letters of Credit, Secured Hedge Liabilities and Secured Banking Services Obligations described in clause (a) of this definition plus (c) any default interest (but not any other interest) or loan fees, each arising from or related to a default and accruing or becoming due under the terms of the First Lien Debt Documents on or after the commencement of any Insolvency Proceeding relating to any Grantor or any other Person to the extent that a claim for such default interest or loan fees is not allowable or allowed in such Insolvency Proceeding.

“Excess Second Lien Obligations” means the sum of (a) the portion of the principal amount outstanding under the Second Lien Debt Documents in excess of the Second Lien Cap, plus (b) the portion of interest and fees on account of such portion of the loans described in clause (a) of this definition, plus (c) any default interest (but not any other interest) or loan fees, each arising from or related to a default and accruing or becoming due under the terms of the Second Lien Debt Documents on or after the commencement of any Insolvency Proceeding relating to any Grantor or any other Person to the extent that a claim for such default interest or loan fees is not allowable or allowed in such Insolvency Proceeding.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Exercise any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action to enforce any Lien in respect of the Collateral, including the institution of any foreclosure proceedings, the noticing of any public or private sale or other disposition pursuant to Article 9 of the UCC or any diligently pursued in good faith attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition, (b) the exercise of any right or remedy provided to a secured creditor under the First Lien Debt Documents or the Second Lien Debt Documents (including, in either case, any delivery of any notice to otherwise seek to obtain payment directly from any account debtor of any Grantor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against the Collateral or proceeds of Collateral or the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee letter or similar agreement or arrangement, but excluding the collection of receivables through collection accounts maintained with the First Lien Agent and the collection of Collateral and proceeds of Collateral by First Lien Agent under any lockbox agreement or account control agreement), under applicable law, at equity, in an Insolvency Proceeding or otherwise, including the acceptance of Collateral in full or partial satisfaction of a Lien, (c) the sale, assignment, transfer, lease, license, or other Disposition of all or any portion of the Collateral, by private or public sale or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral to the extent undertaken and being diligently pursued in good faith to consummate the Disposition of such Collateral within a commercially reasonable time, (e) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third parties for the purposes of valuing, marketing, or Disposing of, all or a material portion of the Collateral to the extent undertaken and being diligently pursued in good faith to consummate the Disposition of such Collateral within a commercially reasonable time, (f) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any capital stock composing a portion of the Collateral) whether under the First Lien Debt Documents, the Second Lien Debt

Documents, under applicable law of any jurisdiction, in equity, in an Insolvency Proceeding, or otherwise, (g) the pursuit of Default Dispositions relative to all or a material portion of the Collateral to the extent undertaken and being diligently pursued in good faith to consummate the Disposition of such Collateral within a commercially reasonable time, (h) the commencement of, or the joinder with any creditor in commencing, any Insolvency Proceeding against any Grantor or any assets of any Grantor or instituting any action seeking the appointment of a trustee, receiver, liquidator or similar official appointed for or over any Collateral, or (i) in the case of the Minnesota Mortgage, directing PNC, as collateral agent, with respect to any of the foregoing.

“Exigent Circumstances” means an event or circumstance that materially and imminently threatens the ability of an Agent to realize upon all or a material part of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or the failure of any Grantor after reasonable demand to maintain or reinstate adequate casualty insurance coverage with respect thereto.

“First Lien Cap” means, as of any date of determination, in the case of outstanding Advances, Letters of Credit, Secured Hedge Liabilities, Secured Banking Services Obligations and Additional First Lien Permitted Debt, the result of (a) $35,000,000, minus (b) the aggregate amount of all permanent repayments of any Advances or any Additional First Lien Permitted Debt made out of the Net Proceeds of Asset Sales (as each such term is defined in the Second Lien Debt Agreement as in effect on the date hereof), so long as, in the case of any permanent repayment of revolving Advances or revolving Additional First Lien Permitted Debt, there is a concurrent permanent reduction in the commitments to make such revolving Advances or revolving Additional First Lien Permitted Debt in an amount equal to such permanent repayment.

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including First Lien Lenders and First Lien Agent.

“First Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a consensual Lien is granted as security for any First Lien Obligation.

“First Lien Collateral Documents” means the First Lien Debt Agreement, any “Guarantor Security Agreement” (as defined in the First Lien Debt Agreement), the First Lien Mortgages, the Minnesota Mortgage and any other agreement, document, or instrument pursuant to which a Lien is granted securing any First Lien Obligation or under which rights or remedies with respect to such Liens are governed.

“First Lien Debt Documents” means the First Lien Collateral Documents, the First Lien Debt Agreement, each of the “Other Documents” (as defined in the First Lien Debt Agreement), and any other agreement, document, or instrument now or hereafter executed by any Grantor and/or delivered to the First Lien Agent or any First Lien Lender in respect of the transactions contemplated by the First Lien Debt Agreement.

“First Lien Default” means any “Event of Default”, as such term is defined in any First Lien Debt Document.

“First Lien Lenders” means the lenders or investors under the First Lien Debt Agreement.

“First Lien Mortgages” means each mortgage, deed of trust, and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any First Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“First Lien Obligations” means all “Obligations” (as defined in the First Lien Debt Agreement) and all other amounts owing, due, or secured under the terms of the First Lien Debt Agreement or any other First Lien Debt Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, Secured Hedge Liabilities, Secured Banking Services Obligations, obligations to post cash collateral or other support in respect of Letters of Credit and/or Secured Hedge Liabilities and/or Secured Banking Services Obligations or indemnities in respect thereof, any other indemnities or guarantees, and all other amounts payable under or secured by any First Lien Debt Document (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the First Lien Debt Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“First Lien Priority Obligations” means all First Lien Obligations exclusive of the Excess First Lien Obligations, which Excess First Lien Obligations shall be excluded from (and shall not constitute) First Lien Priority Obligations.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Grantors” means Borrowers and Guarantors, and each other Person that may from time to time execute and deliver a First Lien Collateral Document or a Second Lien Collateral Document as a “debtor,” “grantor,” or “pledgor” (or the equivalent thereof), or whose assets otherwise serve as collateral securing any portion of the First Lien Obligations or the Second Lien Obligations.

“Guarantor” means any Subsidiary of a Borrower that becomes a guarantor of the First Lien Obligations pursuant to the First Lien Debt Agreement or a guarantor of the Second Lien Obligations pursuant to the Second Lien Debt Agreement.

“Hedge Agreement” means any exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor, forward purchase or similar agreement dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Insolvency Proceeding” means:

(a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor;

(b) any other voluntary or involuntary insolvency or bankruptcy case or proceeding, or any receivership, liquidation or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;

(c) any liquidation, dissolution, or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Letters of Credit” means all letters of credit issued under or pursuant to the First Lien Debt Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, or any lease having substantially the same economic effect as any of the foregoing.

“Minnesota Mortgage” means, collectively, one or more mortgages, deeds of trust, or other documents or instruments under which a Lien on certain real property owned by HTI in Minnesota shall be granted in favor of PNC, acting in the capacity as collateral agent on behalf of both the First Lien Agent and the Second Lien Agent, to secure both the First Lien Obligations and the Second Lien Obligations.

“Net Secured Hedge Liabilities” means, at any time, the amount of Secured Hedge Liabilities under any Hedge Agreement that would be due and payable at such time if such Hedge Agreement were terminated (as customarily determined).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act or any other entity.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“Purchase Notice” has the meaning set forth in Section 5.6(a).

“Recovery” has the meaning set forth in Section 6.8.

“Refinance” means, in respect of any indebtedness, to refinance (including by means of sales of debt securities to institutional investors), extend, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, investors, arrangers and/or agents. “Refinanced” and “Refinancing” shall have correlative meanings.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Cap” means, as of any date of determination, in the case of outstanding Second Lien Notes, the result of (a) the greater of (x) $90,000,000 and (y) the aggregate principal amount of all Second Lien Notes issued and outstanding on the Effective Date, so long as, if such amount is greater than $90,000,000, PNC has approved such greater amount on or prior to the Effective Date, minus (b) the aggregate amount of all permanent repayments under the Second Lien Notes made out of the Net Proceeds of Asset Sales (as such term is defined in the Second Lien Debt Documents).

“Second Lien Carveout” means any capital stock of or other equity interests in any Subsidiary of HTI that is excluded from the Lien granted to the Second Lien Agent to the extent the granting of a Lien thereon would require separate financial statements for such Subsidiary to be filed with the SEC pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, subject to the further terms set forth in the definition of “Rule 3-16 Excluded Assets” set forth in the Second Lien Debt Agreement.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including Second Lien Holders and Second Lien Agent.

“Second Lien Collateral” means all of the assets and property of any Grantor, whether real, personal, or mixed, with respect to which a consensual Lien is granted as security for any Second Lien Obligations.

“Second Lien Collateral Documents” means the “Security Agreement” (as defined in the Second Lien Debt Agreement), the Second Lien Notes, the Second Lien Mortgages, the Minnesota Mortgage and any other agreement, document, or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Debt Documents” means the Second Lien Collateral Documents, the Second Lien Debt Agreement and the Second Lien Notes.

“Second Lien Default” means any “Event of Default”, as such term is defined in any Second Lien Debt Document.

“Second Lien Holders” means the “Holders” as defined in the Second Lien Debt Agreement.

“Second Lien Mortgages” means each mortgage, deed of trust, and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Second Lien Notes” means the 8.50% Senior Secured Second Lien Notes due 2017 issued by HTI pursuant to the Second Lien Debt Agreement, together with any replacement notes issued at any time in exchange therefor or pursuant to any Refinancing thereof.

“Second Lien Obligations means all “Obligations” (as defined in the Second Lien Debt Agreement) and all other amounts owing, due, or secured under the terms of the Second Lien Debt Agreement or any other Second Lien Debt Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Second Lien Debt Document (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the Second Lien Debt Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Second Lien Priority Obligations” means all Second Lien Obligations exclusive of the Excess Second Lien Obligations, which Excess Second Lien Obligations shall be excluded from (and shall not constitute) Second Lien Priority Obligations.

“Secured Banking Services Obligations” means any and all obligations of HTI or any Subsidiary of HTI, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services, in each case, to the extent such obligations are secured by the First Lien Collateral under the terms of the First Lien Debt Documents.

“Secured Hedge Liabilities” means the obligations of HTI or any Subsidiary of HTI under any Hedge Agreement, in each case, to the extent such obligations are secured by the First Lien Collateral under the terms of the First Lien Debt Documents.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Standstill Notice” means a written notice from Second Lien Agent to First Lien Agent stating that (a) a Second Lien Default has occurred and is continuing, (b) that, as a consequence thereof, Second Lien Agent has accelerated the Second Lien Obligations and (c) that such notice is a “Standstill Notice” under this Agreement.

“Standstill Period” means the period of one-hundred-and-twenty (120) days commencing on the date on which First Lien Agent receives the applicable Standstill Notice.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Triggering Event” means (i) the acceleration of any First Lien Priority Obligations, (ii) First Lien Agent’s (or, following expiration of the Standstill Period, Second Lien Agent’s) Exercise of Secured Creditor Remedies with respect to all or a material portion of the Collateral, (iii) the occurrence of a Second Lien Default as a result of a failure to make payment of any Second Lien Priority Obligation when due under the terms of the Second Lien Debt Documents, or (iv) the commencement of an Insolvency Proceeding with respect to any Grantor.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “or” shall be construed to have, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Any term used in this Agreement and not defined in this Agreement shall have the meaning set forth in the First Lien Debt Agreement (as in effect on the date hereof and as amended to the extent permitted under the terms of this Agreement). Unless the context requires otherwise:

(a) to the extent such amendment, restatement, supplement, modification, renewal, extension, Refinancing, refund, or replacement is not prohibited under this Agreement, any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, supplemented, modified, renewed, extended, Refinanced, refunded, or replaced;

(b) any reference to any agreement, instrument, or other document herein “as in effect on the date hereof” shall be construed as referring to such agreement, instrument, or other document without giving effect to any amendment, restatement, supplement, modification, or Refinance after the date hereof;

(c) to the extent such amendment, restatement, supplement, modification, renewal, extension, Refinancing, refund, or replacement is not prohibited under this Agreement, any definition of or reference to First Lien Obligations or the Second Lien Obligations herein shall be construed as referring to the First Lien Obligations or the Second Lien Obligations (as applicable) as from time to time amended, restated, supplemented, modified, renewed, extended, Refinanced, refunded, or replaced;

(d) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(e) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(f) all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

SECTION 2. Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner, or order of grant, attachment, or perfection of any Liens securing the Second Lien Obligations granted with respect to the Collateral or of any Liens securing the First Lien Obligations granted with respect to the Collateral and notwithstanding any contrary provision of the UCC or any other applicable law or the Second Lien Debt Documents or any defect or deficiencies in, the Liens securing the First Lien Obligations, or any other circumstance whatsoever, Second Lien Agent hereby agrees that:

(a) subject to the last sentence of this Section 2.1, any Lien with respect to the Collateral securing any First Lien Priority Obligations now or hereafter held by or on behalf of, or created for the benefit of, First Lien Agent or any First Lien Claimholders or any agent or trustee therefor shall be senior in all respects and prior to any Lien with respect to the Collateral securing any Second Lien Obligations; and

(b) subject to the last sentence of this Section 2.1, any Lien with respect to the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of, or created for the benefit of, Second Lien Agent, any Second Lien Claimholders or any agent or trustee therefor shall be junior and subordinate in all respects to all Liens with respect to the Collateral securing any First Lien Priority Obligations.

Subject to the last sentence of this Section 2.1, all Liens with respect to the Collateral securing any First Lien Priority Obligations shall be and remain senior in all respects and prior to all Liens with respect to the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Priority Obligations are subordinated to any Lien securing any other obligation of any Grantor or any other Person (but only to the extent that such subordination is permitted pursuant to the terms of the First Lien Debt Agreement and the Second Lien Debt Agreement, or as contemplated in Section 6.2).

The foregoing and any other provision to the contrary contained in this Agreement notwithstanding, (i) the subordination of Liens provided for in this Agreement shall cease to be effective with respect to any part of the Collateral from and after the date on which the Liens of First Lien Agent and First Lien Claimholders are declared, or ruled to be, invalid, unenforceable, void or not allowed by a court of competent jurisdiction in a final, non-appealable order as a result of any action taken by First Lien Agent, or any failure by First Lien Agent to take any action, with respect to any financing statement (including any amendment to or continuation thereof), mortgage or other perfection document, in which event Second Lien Agent and Second Lien Claimholders shall be entitled to receive and retain, from and after such date, all proceeds with respect to such Collateral to the extent the Liens of Second Lien Agent and Second Lien Claimholders are valid, enforceable, not void and allowed with respect to such Collateral, and (ii) except as expressly provided in this Agreement, First Lien Agent agrees not to contractually subordinate its Lien in any Collateral to the Lien of any other creditor of Grantors without the prior written consent of Second Lien Agent (which it shall be authorized to consent to based upon an affirmative vote of Second Lien Claimholders holding at least a majority in aggregate principal amount of the Second Lien Notes then outstanding); provided that such consent shall not be required so long as the principal amount of the indebtedness or other obligations to be secured by the Lien of such other creditor does not exceed $5,000,000 in the aggregate for all such Liens.

2.2 Prohibition on Contesting Liens. Each of Second Lien Agent, for itself and on behalf of each Second Lien Claimholder, and First Lien Agent, for itself and on behalf of each First Lien Claimholder, agrees that it will not (and hereby waives any right to), directly or indirectly, contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, validity, or enforceability of a Lien held by or on behalf of any First Lien Claimholders in the First Lien Collateral or by or on behalf of any Second Lien Claimholders in the Second Lien Collateral, as the case may be, or the provisions of this Agreement; provided, however that nothing in this Agreement shall be construed to prevent or impair the rights of First Lien Agent, any First Lien Claimholder, Second Lien Agent, or any Second Lien Claimholder to enforce the terms of this Agreement, including the provisions of this Agreement relating to the respective priorities of the Liens securing the First Lien Obligations and the Second Lien Obligations as provided in Sections 2.1 and 3.

2.3 New Liens. So long as the Discharge of First Lien Priority Obligations has not occurred, and subject to Section 6 following the commencement of any Insolvency Proceeding by or against any Grantor, the parties hereto agree that no Grantor shall:

(a) grant any additional Liens on any asset to secure any Second Lien Obligation unless such Grantor gives First Lien Agent at least five (5) Business Days prior written notice thereof (or, if such Lien is granted upon the written request of any Second Lien Claimholder, such notice is provided to First Lien Agent promptly after receiving such request and in any event prior to such Lien in fact being granted) and unless such notice also offers to grant a Lien on such asset to secure the First Lien Obligations concurrently with the grant of a Lien thereon in favor of Second Lien Agent; or

(b) grant any additional Liens on any asset (other than the Second Lien Carveout) to secure any First Lien Obligations unless such Grantor gives Second Lien Agent at least five (5) Business Days prior written notice thereof (or, if such Lien is granted upon the written request of any First Lien Claimholder, such notice is provided to Second Lien Agent promptly after receiving such request and in any event prior to such Lien in fact being granted) and unless such notice also offers to grant a Lien on such asset to secure the Second Lien Obligations concurrently with the grant of a Lien thereon in favor of First Lien Agent.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to First Lien Agent or First Lien Claimholders, Second Lien Agent, on behalf Second Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2. If First Lien Agent or any First Lien Claimholder shall (nonetheless and in breach of this Section 2.3) acquire any Lien on any assets of any Grantor (other than the Second Lien Carveout) securing any First Lien Obligations which assets are not also subject to the Lien of Second Lien Agent under the Second Lien Collateral Documents, then First Lien Agent (or the relevant First Lien Claimholder), shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any other First Lien Debt Document hold and be deemed to have held such Lien and security interest for the benefit of the First Lien Claimholders as security for the First Lien Obligations and, subject to the terms of this Agreement, the benefit of the Second Lien Agent as security for the Second Lien Obligations. If Second Lien Agent or any Second Lien Claimholder shall (nonetheless and in breach of this Section 2.3) acquire any Lien on any assets of any Grantor securing any Second Lien Obligations which assets are not also subject to the Lien of First Lien Agent under the First Lien Collateral Documents, then Second Lien Agent (or the relevant Second Lien Claimholder), shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any other Second Lien Debt Document hold and be deemed to have held such Lien and security interest for the benefit of the Second Lien Claimholders as security for the Second Lien Obligations and, subject to the terms of this Agreement, the benefit of the First Lien Agent as security for the First Lien Obligations. All such Liens and security interests deemed held for the benefit of any Person pursuant to this paragraph shall be subject to the provisions of Sections 5.4(b) and 5.4(c).

2.4 Similar Liens. The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical, other than the Second Lien Carveout. In furtherance of the foregoing and of Section 9.8, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by First Lien Agent or Second Lien Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken or to be taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Debt Documents and the Second Lien Debt Documents; and

(b) upon request by Second Lien Agent after the Discharge of the First Lien Priority Obligations, First Lien Agent will provide written notice thereof to each bank at which any deposit account subject to a deposit account control agreement in favor of First Lien Agent is maintained.

The foregoing to the contrary notwithstanding, in addition to the effect of the Second Lien Carveout, it is also understood by each of the parties that to the extent that First Lien Agent or Second Lien Agent obtains a Lien in an asset (of a type that is not included in the types of assets included in the Collateral as of the date hereof or which would not constitute Collateral without a grant of a security interest or lien separate from the First Lien Debt Documents or

Second Lien Debt Documents, as applicable, as in effect immediately prior to obtaining such Lien on such asset) which the other party to this Agreement elects not to obtain after receiving prior written notice thereof in accordance with the provisions of Section 2.3, the Collateral securing the First Lien Debt Obligations and the Second Lien Debt Obligations will not be identical, and the provisions of the documents, agreements and instruments evidencing such Liens also will not be substantively similar, and any such difference in the scope or extent of perfection with respect to the Collateral resulting therefrom are hereby expressly permitted by this Agreement.

SECTION 3. Exercise of Remedies.

3.1 Standstill. Until the Discharge of First Lien Priority Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, Second Lien Agent and Second Lien Claimholders:

(a) will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including any Exercise of Secured Creditor Remedies with respect to any Collateral); provided, however, that if a Second Lien Default has occurred and is continuing, Second Lien Agent may Exercise any Secured Creditor Remedies after the passage of the applicable Standstill Period (it being understood that if at any time after the delivery of a Standstill Notice that commences a Standstill Period, all Second Lien Defaults have been waived or cured in accordance with the Second Lien Debt Agreement, Second Lien Agent may not Exercise any Secured Creditor Remedies until the passage of a new Standstill Period commenced by a new Standstill Notice relative to the occurrence of a new Second Lien Default that had not occurred as of the date of the delivery of the earlier Standstill Notice; provided further, however, that in no event shall Second Lien Agent or any Second Lien Claimholder exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, First Lien Agent or First Lien Claimholders shall have commenced prior to the expiration of the Standstill Period (or thereafter but prior to the commencement of any Exercise of Secured Creditor Remedies by Second Lien Agent with respect to all or any material portion of the Collateral) and be diligently pursuing in good faith the Exercise of Secured Creditor Remedies with respect to all or any material portion of the Collateral;

(b) will not contest, protest, or object to any Exercise of Secured Creditor Remedies by First Lien Agent or any First Lien Claimholder and has no right to direct First Lien Agent to Exercise any Secured Creditor Remedies or take any other action under the First Lien Debt Documents; and

(c) will not object to (and waive any and all claims with respect to) the forbearance by First Lien Agent or First Lien Claimholders from Exercising any Secured Creditor Remedies.

Notwithstanding any other provision hereof, if Second Lien Agent commences the Exercise of Secured Creditor Remedies in accordance with clause (a) above, First Lien Agent may not exercise any of the remedies of the type described in clauses (a) through (c) above so long as Second Lien Agent at such time has commenced and diligently is pursuing in good faith any Exercise of Secured Creditor Remedies with respect to all or a material portion of the Collateral, unless and until the Second Lien Obligations (other than then Excess Second Lien Obligations) shall have been paid in full.

3.2 Exclusive Enforcement Rights. Until the Discharge of First Lien Priority Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, but subject to the first proviso to Section 3.1(a), First Lien Agent and First Lien Claimholders shall have the exclusive right to Exercise any Secured Creditor Remedies with respect to the Collateral without any consultation with or the consent of Second Lien Agent or any Second Lien Claimholder. In connection with any Exercise of Secured Creditor Remedies, as between the First Lien Claimholders and the Second Lien Claimholders, First Lien Agent and First Lien Claimholders may enforce the provisions of the First Lien Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral, to incur expenses in connection with such Disposition, and to exercise all the rights and remedies of a secured creditor under applicable law.

3.3 Second Lien Permitted Actions. Anything to the contrary in this Section 3 notwithstanding, Second Lien Agent and any Second Lien Claimholder may:

(a) if an Insolvency Proceeding has been commenced by or against any Grantor, file a claim or statement of interest with respect to the Second Lien Obligations;

(b) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of First Lien Agent or any First Lien Claimholders to Exercise any Secured Creditor Remedies) in order to create or perfect its Lien in and to the Collateral;

(c) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of Second Lien Claimholders, including any claims secured by the Collateral, if any;

(d) vote on any plan of reorganization and make any filings and motions that are, in each case, in accordance with, the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral;

(e) join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Collateral initiated by First Lien Agent to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the Exercise of Secured Creditor Remedies by First Lien Agent (it being understood that neither Second Lien Agent nor any Second Lien Claimholder shall be entitled to receive any proceeds thereof unless otherwise expressly permitted herein); and

(f) Exercise any Secured Creditor Remedies after the termination of the Standstill Period if and to the extent specifically permitted by Section 3.1(a).

3.4 Retention of Proceeds. First Lien Agent and Second Lien Agent each agrees that prior to the Discharge of the First Lien Priority Obligations, Second Lien Claimholders will only be entitled to retain proceeds of Collateral in connection with an Exercise of Secured Creditor Remedies by Second Lien Agent that is permitted under Section 3.1(a) above and only if First Lien Agent was given an opportunity to release its Lien in and to the Collateral that is the subject of such Exercise of Secured Creditor Remedies by Second Lien Agent, with First Lien Agent receiving the proceeds of such Collateral in accordance with Section 4.1, and First Lien Agent declined to do so. Neither Second Lien Agent nor any Second Lien Claimholder shall be permitted to retain any proceeds of Collateral in connection with any Exercise of Secured Creditor Remedies in any other circumstance unless and until the Discharge of First Lien Priority Obligations has occurred, and any such proceeds received or retained in any other circumstance will be subject to Section 4.2.

3.5 Non-Interference. Subject to Section 3.1(a), 3.3, and 6.5(b), Second Lien Agent, for itself and on behalf of Second Lien Claimholders, hereby:

(i) agrees that Second Lien Agent and Second Lien Claimholders will not take any action that would restrain, hinder, limit, delay, or otherwise interfere with any Exercise of Secured Creditor Remedies by First Lien Agent or any First Lien Claimholder, or that is otherwise prohibited hereunder, including any Disposition of the Collateral, whether by foreclosure or otherwise;

(ii) subject to Section 3.7, waives any and all rights it or Second Lien Claimholders may have as a junior lien creditor or otherwise to object to the manner in which First Lien Agent or First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral, regardless of whether any action or failure to act by or on behalf of First Lien Agent or First Lien Claimholders is adverse to the interest of Second Lien Claimholders; and

(iii) acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of First Lien Agent or First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Debt Documents.

3.6 Unsecured Creditor Remedies. Except as set forth in Section 3.1(a), 3.5, and 6, Second Lien Agent and Second Lien Claimholders may exercise rights and remedies as unsecured creditors against any Grantor in accordance with the terms of the Second Lien Debt Documents and applicable law; provided, however, that in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes as the other Liens securing the Second Lien Obligations.

3.7 Commercially Reasonable Dispositions; Notice of Exercise. First Lien Agent agrees that any Exercise of Secured Creditor Remedies by First Lien Agent with respect to

Collateral subject to Article 9 of the UCC shall be conducted by First Lien Agent in a commercially reasonable manner. Second Lien Agent agrees that any Exercise of Secured Creditor Remedies by Second Lien Agent with respect to Collateral subject to Article 9 of the UCC shall be conducted by Second Lien Agent in a commercially reasonable manner. First Lien Agent shall provide reasonable prior notice to Second Lien Agent of its initial material Exercise of Secured Creditor Remedies. Second Lien Agent shall provide reasonable prior notice to First Lien Agent of its initial material Exercise of Secured Creditor Remedies. Prior notice shall not be required pursuant to this Section 3.7 if Exigent Circumstances exist, provided that such notice shall be given as soon as practicable and in any event contemporaneously with the taking of such action.

SECTION 4. Proceeds.

4.1 Application of Proceeds. Whether or not any Insolvency Proceeding has been commenced by or against any Grantor, except as otherwise provided in Section 2.1 and 3.4, any Collateral or proceeds thereof received in connection with any Exercise of Secured Creditor Remedies shall (at such time as such Collateral or proceeds has been monetized) be applied: (a) first, to the payment in full in cash of costs and expenses of First Lien Agent in connection with such Exercise of Secured Creditor Remedies, (b) second, to the payment in full in cash or cash collateralization of the First Lien Priority Obligations in accordance with the First Lien Debt Documents, and in the case of payment of any revolving loans, together with the concurrent permanent reduction of any revolving loan commitment thereunder in an amount equal to the amount of such payment, (c) third, to the payment in full in cash of costs and expenses of Second Lien Agent in connection with such Exercise of Secured Creditor Remedies (to the extent Second Lien Agent’s Exercise of Secured Creditor Remedies was permitted hereunder), (d) fourth, to the payment in full in cash of the Second Lien Priority Obligations in accordance with the Second Lien Debt Documents, (e) fifth, to the payment in full in cash of the Excess First Lien Obligations in accordance with the First Lien Debt Documents, and (f) sixth, to the payment in full in cash of the Excess Second Lien Obligations in accordance with the Second Lien Debt Documents. If any Exercise of Secured Creditor Remedies with respect to the Collateral produces non-cash proceeds, then such non-cash proceeds shall be held by the Agent that conducted the Exercise of Secured Creditor Remedies as additional Collateral and, at such time as such non-cash proceeds are monetized, shall be applied as set forth above.

4.2 Turnover. Unless and until the Discharge of First Lien Priority Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, except as otherwise provided in Sections 2.1 and 3.4, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 or the proviso in Section 3.6) received by Second Lien Agent or any Second Lien Claimholder (a) in connection with the Exercise of Secured Creditor Remedies with respect to the Collateral by Second Lien Agent or any Second Lien Claimholder, or (b) as a result of Second Lien Agent’s or any Second Lien Claimholder’s collusion with any Grantor in violating the rights of First Lien Agent or any First Lien Claimholder (within the meaning of Section 9-332 of the UCC), shall be segregated and held in trust and forthwith paid over to First Lien Agent for the benefit of First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

4.3 No Subordination of the Relative Priority of Claims. Anything to the contrary contained herein notwithstanding, the subordination of the Liens of Second Lien Claimholders to the Liens of First Lien Claimholders as set forth herein is with respect to the priority of the respective Liens held by or on behalf of them only and shall not constitute a subordination of the Second Lien Obligations to the First Lien Obligations.

SECTION 5. Releases; Dispositions; Other Agreements.

5.1 Releases.

(a) Until the Discharge of First Lien Priority Obligations occurs, First Lien Agent shall have the exclusive right to make determinations regarding the release or Disposition of any Collateral pursuant to the terms of the First Lien Debt Documents or in accordance with the provisions of this Agreement, in each case without any consultation with, consent of, or notice to Second Lien Agent or any Second Lien Claimholder.

(b) If, in connection with the Exercise of Secured Creditor Remedies by First Lien Agent as provided for in Section 3 or other sale by any Grantor after a First Lien Default (in each case, with the proceeds thereof being applied to the First Lien Priority Obligations as provided in Section 4.1 above), First Lien Agent releases any of its Liens on any part of the Collateral or releases any Grantor from its obligations in respect of the First Lien Obligations, then the Liens, of Second Lien Agent on such Collateral, and the obligations of such Grantor in respect of the Second Lien Obligations, shall be automatically, unconditionally, and simultaneously released. Second Lien Agent, for itself or on behalf of any such Second Lien Claimholders, at the Grantor’s expense, promptly shall execute and deliver to First Lien Agent such termination or amendment statements, releases, and other documents as First Lien Agent may request in writing to effectively confirm such release.

(c) If, in connection with any Disposition of any Collateral or release or subordination that is permitted or required under the terms of the First Lien Debt Documents (including, without limitation, any release under the First Lien Debt Documents in connection with assets to be acquired pursuant to purchase money financing or a lease), First Lien Agent releases or subordinates to the Liens of any other creditor of a Grantor any of its Liens on the portion of the Collateral that is the subject of such Disposition, release or subordination, or releases any Grantor from its obligations in respect of the First Lien Obligations (if such Grantor is the subject of such Disposition), then, provided that no Second Lien Default has occurred and is continuing and subject to Section 2.1, the Liens of Second Lien Agent on such Collateral and/or the obligations of such Grantor in respect of the Second Lien Obligations (as the case may be), shall be automatically, unconditionally, and simultaneously released or subordinated, as applicable. Second Lien Agent, for itself or on behalf of any such Second Lien Claimholders, promptly (and in any event, within five (5) Business Days of receipt of a written request therefor) shall, at the Grantor’s expense, execute and deliver to First Lien Agent and the Grantors such termination or amendment statements, releases, subordination agreements and other documents as First Lien Agent or the Grantors, as applicable, may request in writing to effectively confirm such release or subordination, as applicable.

(d) In the event of any private or public Disposition of all or any material portion of the Collateral by one or more Grantors with the consent of First Lien Agent after the occurrence and during the continuance of a First Lien Default (and prior to the Discharge of First Lien Priority Obligations), which Disposition is conducted by such Grantors with the consent of First Lien Agent in connection with good faith efforts by First Lien Agent to collect the First Lien Obligations through the Disposition of Collateral (any such Disposition, a “Default Disposition”), then the Liens of Second Lien Agent on such Collateral shall be automatically, unconditionally, and simultaneously released (and, if the Default Disposition includes equity interests in any Grantor, then those Persons whose equity interests are Disposed of shall also be automatically, unconditionally, and simultaneously released from all of their obligations under the Second Lien Debt Documents); provided that (i) First Lien Agent also releases its Liens on such Collateral (and, if the Default Disposition includes equity interests in any Grantor, First Lien Agent is also releasing those Persons whose equity interests are Disposed of from all of their obligations under the First Lien Debt Documents), (ii) the net cash proceeds of any such Default Disposition are applied in accordance with Section 4.1 (as if they were proceeds received in connection with an Exercise of Secured Creditor Remedies), and (iii) with respect to Collateral that is subject to Article 9 of the UCC, the Grantors consummating such Default Disposition have (a) provided Second Lien Agent with the prior written notice that would have been required if the Default Disposition were a disposition of collateral by a secured creditor under Article 9 of the UCC, and (b) conducted such Default Disposition in a commercially reasonable manner as if such Default Disposition were a disposition of collateral by a secured creditor in accordance with Article 9 of the UCC.

(e) Until the Discharge of First Lien Priority Obligations occurs, Second Lien Agent, for itself and on behalf of Second Lien Claimholders, hereby irrevocably constitutes and appoints First Lien Agent and any officer or agent of First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Second Lien Agent or such holder or in First Lien Agent’s own name, from time to time in First Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1 and Section 4.2 to take any and all appropriate action and to execute any and all documents and instruments that may be necessary to accomplish the purposes of this Section 5.1 and Section 4.2, including any endorsements or other instruments of transfer or release.

(f) Until the Discharge of First Lien Priority Obligations occurs, to the extent that First Lien Agent or First Lien Claimholders (i) have released any Lien on Collateral or any Grantor with respect to the First Lien Obligations, and any such Liens (other than on the Second Lien Carveout) or obligations are later reinstated, or (ii) obtain any new Liens (other than on the Second Lien Carveout) from any Grantor or obtain a guaranty from any Grantor of the First Lien Obligations, then Second Lien Agent, for itself and for Second Lien Claimholders, shall be entitled to obtain a Lien on any such Collateral, subject to the terms (including the lien subordination provisions) of this Agreement, and a guaranty from such Grantor, as the case may be.

(g) Notwithstanding anything contained in this Section 5 to the contrary, (i) if the Liens securing the First Lien Priority Obligations are released in connection with the Discharge of First Lien Priority Obligations (without a contemporaneous incurrence of new or replacement First Lien Obligations), the second-priority Liens on the Second Lien Collateral will not be required to be released (except to the extent the Second Lien Collateral or any portion thereof was disposed of or otherwise transferred or used in order to repay the First Lien Priority Obligations secured by the Second Lien Collateral) and (ii) any release effected or occasioned by the terms of this Section 5 by Second Lien Agent of any Lien in favor of the Second Lien Agent or any of the Second Lien Claimholders shall not extend to or otherwise affect any of the rights of the Second Lien Agent or any Second Lien Claimholder arising under the Second Lien Debt Documents to any proceeds of any disposition of any Second Lien Collateral occurring in connection with such release; provided that such rights to such proceeds shall be subject in all respects to the terms and conditions of this Agreement

5.2 Insurance. Unless and until the Discharge of First Lien Priority Obligations has occurred:

(a) (i) First Lien Agent and First Lien Claimholders shall have the sole and exclusive right, subject to the rights of Grantors under the First Lien Debt Documents, to adjust and settle any claim under any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral; and (ii) all proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) shall be paid, subject to the rights of Grantors under the First Lien Debt Documents and the Second Lien Debt Documents, first to First Lien Claimholders and Second Lien Claimholders in accordance with the priorities set forth in Section 4.1, until paid in full in cash, and second, to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct; and

(b) if Second Lien Agent or any Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 5.1(g), it shall pay such proceeds over to First Lien Agent in accordance with the terms of Section 4.2.

5.3 Amendments; Refinancings; Legend.

(a) The First Lien Debt Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the First Lien Obligations may be Refinanced, in each case without notice to, or the consent of, Second Lien Agent or Second Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing debt bind themselves (in a writing addressed to Second Lien Agent for the benefit of itself and the Second Lien Claimholders) to the terms of this Agreement; provided further, however, that any such amendment, supplement, modification, or Refinancing shall not, without the prior written consent of Second Lien Agent (which it shall be authorized to consent to based upon an affirmative vote of Second Lien Claimholders holding at least a majority in aggregate principal amount of the Second Lien Notes then outstanding):

(i) contravene the provisions of this Agreement or prohibit the Grantors from making any payment with respect to the Second Lien Obligations which is permitted under the terms of the First Lien Debt Documents as of the date hereof;

(ii) increase the commitments of the First Lien Claimholders under the First Lien Debt Documents to an amount that would exceed the First Lien Cap or otherwise permit the aggregate outstanding principal amount of Advances plus the aggregate amount of outstanding undrawn Letters of Credit to exceed the First Lien Cap;

(iii) increase the “applicable margin” or similar component of the interest rate by more than 2 percentage points per annum (excluding increases resulting from the accrual of interest at the default rate);

(iv) extend the scheduled final maturity of the First Lien Debt Agreement or any Refinancing thereof beyond the scheduled maturity of the Second Lien Debt Agreement unless the First Lien Debt Agreement (as so amended or Refinanced) permits the repayment in full of the Second Lien Obligations at their scheduled maturity; or

(v) other than as a function of the requirement that all proceeds of Collateral be remitted to First Lien Agent for application to the First Lien Obligations on a daily basis, modify (or have the effect of a modification of) the mandatory prepayment provisions of the First Lien Debt Agreement or any First Lien Debt Document within 180 days of the date hereof in a manner that makes them more restrictive to Grantors.

(b) The Second Lien Debt Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the Second Lien Obligations may be Refinanced, in each case without notice to, or the consent of, First Lien Agent or First Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing debt bind themselves (in a writing addressed to First Lien Agent for the benefit of itself and the First Lien Claimholders) to the terms of this Agreement; provided further, however, that any such amendment, supplement, modification, or Refinancing shall not (except with respect to any Conforming Amendment (provided that any Conforming Amendment to the Second Lien Debt Agreement shall maintain an equivalent proportionate difference between dollar amounts or ratios, as the case may be, in the relevant provision in the Second Lien Debt Agreement and those in the corresponding covenant in the First Lien Debt Agreement, to the extent that such difference exists between the Second Lien Debt Agreement and the First Lien Debt Agreement on the date hereof)), without the prior written consent of First Lien Agent (which it shall be authorized to consent to based upon an affirmative vote of First Lien Claimholders constituting “Required Lenders” as defined in the First Lien Debt Agreement):

(i) contravene the provisions of this Agreement or prohibit the Grantors from making any payment with respect to the First Lien Obligations which is permitted under the terms of the Second Lien Debt Documents as of the date hereof;

(ii) increase the aggregate principal amount of the outstanding Second Lien Notes to an amount that would exceed the Second Lien Cap;

(iii) increase the contract rate of interest by more than 2 percentage points per annum (excluding increases resulting from the accrual of interest at the default rate);

(iv) change to earlier dates any dates upon which payments of principal or interest are due thereon;

(v) change any default or Second Lien Default thereunder in a manner adverse to Grantors thereunder unless the First Lien Lenders are offered the opportunity to similarly modify the First Lien Debt Documents (it being understood that any waiver of any such default or Second Lien Default, in and of itself, shall not be deemed to be adverse to Grantors); or

(vi) change the redemption, mandatory prepayment, or defeasance provisions thereof in a manner adverse to the Grantors or First Lien Claimholders.

(c) Each Grantor agrees that any promissory note evidencing or security agreement, pledge agreement or mortgage securing the Second Lien Obligations shall at all times include the following language (or language to similar effect approved by First Lien Agent):

“Anything herein to the contrary notwithstanding, the liens and security interests [securing the obligations evidenced by this note] [granted hereunder] and the exercise of any right or remedy with respect thereto are subject to the provisions of the Intercreditor Agreement dated as of [            ] [    ], 2012, (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and between PNC Bank, National Association, as First Lien Agent, and Wells Fargo Bank, National Association, as Second Lien Agent. In the event of any conflict between the terms of the Intercreditor Agreement and this [note][security agreement][pledge agreement][mortgage], the terms of the Intercreditor Agreement shall govern and control.”

5.4 Bailee for Perfection.

(a) First Lien Agent and Second Lien Agent each agree to hold or control that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Collateral being referred to as the “Pledged Collateral”), as bailee and as a non-fiduciary agent for Second Lien Agent or First Lien Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC), solely for the purpose of perfecting the security interest granted under the Second Lien Debt Documents or the First Lien Debt Documents, as applicable, subject to the terms and conditions of this Section 5.4. Unless and until the Discharge of the First Lien Priority Obligations, Second Lien Agent agrees to promptly notify First Lien Agent of any Pledged Collateral held by it or by any Second Lien Claimholders, and, immediately upon the request of

First Lien Agent at any time prior to the Discharge of the First Lien Priority Obligations, Second Lien Agent agrees to deliver to First Lien Agent any such Pledged Collateral held by it or by any Second Lien Claimholders, together with any necessary endorsements (or otherwise allow First Lien Agent to obtain control of such Pledged Collateral). First Lien Agent hereby agrees that upon the Discharge of the First Lien Priority Obligations, upon the written request of Second Lien Agent, to the extent that the applicable control agreement is in full force and effect and has not been terminated, First Lien Agent shall continue to act as such a bailee and non-fiduciary agent for Second Lien Agent (solely for the purpose of perfecting the security interest granted under the Second Lien Debt Documents and at the expense of Second Lien Agent) with respect to the deposit account or securities account that is the subject of such control agreement, until the earlier to occur of (i) 30 days after the date when the Discharge of the First Lien Priority Obligations has occurred, and (ii) the date when a control agreement is executed in favor of Second Lien Agent with respect to such deposit account or securities account.

(b) First Lien Agent shall have no obligation whatsoever to Second Lien Agent or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. Second Lien Agent shall have no obligation whatsoever to First Lien Agent or any First Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of First Lien Agent under this Section 5.4 shall be limited solely to holding or controlling the Pledged Collateral as bailee and agent in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of First Lien Priority Obligations as provided in paragraph (d) of this Section 5.4. The duties or responsibilities of Second Lien Agent under this Section 5.4 shall be limited solely to holding or controlling the Pledged Collateral as bailee and agent in accordance with this Section 5.4 and complying with the notice and delivery requirements of paragraph (a) of this Section 5.4.

(c) First Lien Agent acting pursuant to this Section 5.4 shall not have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, or this Agreement a fiduciary relationship in respect of Second Lien Agent or any Second Lien Claimholder. Second Lien Agent acting pursuant to this Section 5.4 shall not have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, or this Agreement a fiduciary relationship in respect of First Lien Agent or First Lien Claimholder.

(d) Upon the Discharge of First Lien Priority Obligations, First Lien Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to Second Lien Agent to the extent Liens on such Pledged Collateral secure the Second Lien Obligations as confirmed in writing by Second Lien Agent, and, to the extent that Second Lien Agent confirms no Liens on such Pledged Collateral secure the Second Lien Obligations or following the repayment in full of the Second Lien Priority Obligations, second, to First Lien Agent to the extent Liens on such Pledged Collateral secure the Excess First Lien Obligations as confirmed in writing by First Lien Agent, and, to the extent that First Lien Agent confirms no Liens on such Pledged Collateral secure the Excess First Lien Obligations or following the repayment in full of the Excess First Lien Obligations, third, to Second Lien Agent to the extent Liens on such Pledged Collateral secure the Excess Second Lien Obligations as confirmed in writing by Second Lien Agent, and, to the extent that Second Lien Agent confirms no Liens on such Pledged Collateral secure the Excess Second Lien Obligations or following the repayment in full of the Excess Second Lien Obligations, fourth, to the applicable Grantor (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral). At the time of transfer of the Pledged Collateral by one Agent to the other Agent, the transferring Agent further agrees to take all other action reasonably requested by the transferee Agent at the expense of Borrowers (including amending any outstanding control agreements or giving any applicable notice required thereunder) to enable the transferee Agent to obtain a first priority security interest in the Collateral.

5.5 When Discharge of First Lien Priority Obligations Deemed to Not Have Occurred. If Borrowers enter into any Refinancing of the First Lien Priority Obligations, then a Discharge of First Lien Priority Obligations shall be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Refinancing of such First Lien Priority Obligations shall be treated as First Lien Priority Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and First Lien Agent under the First Lien Debt Documents effecting such Refinancing shall be First Lien Agent for all purposes of this Agreement. First Lien Agent under such First Lien Debt Documents shall agree (in a writing addressed to Second Lien Agent for the benefit of itself and the Second Lien Claimholders) to be bound by the terms of this Agreement.

5.6 Purchase Option.

(a) Upon the occurrence and during the continuation of a Triggering Event, then, in any such case, any one or more of Second Lien Holders (acting in their individual capacity or through one or more affiliates) shall have the right, but not the obligation (each Second Lien Holder having a ratable right to make the purchase, with each Second Lien Holder’s right to purchase being automatically proportionately increased by the amount not purchased by another Second Lien Holder), upon 5 Business Days advance written notice from such Second Lien Holders (a “Purchase Notice”) to First Lien Agent, for the benefit of First Lien Claimholders, to acquire from First Lien Claimholders all (but not less than all) of the right, title, and interest of First Lien Claimholders in and to the First Lien Priority Obligations and the First Lien Debt Documents. The Purchase Notice, if given, shall be irrevocable.

(b) On the date specified in the Purchase Notice (which shall not be more than 5 Business Days after the receipt by First Lien Agent of the Purchase Notice), First Lien Claimholders shall sell to the purchasing Second Lien Holders and purchasing Second Lien Holders shall purchase from First Lien Claimholders, the First Lien Priority Obligations.

(c) On the date of such purchase and sale, purchasing Second Lien Holders shall (i) pay to First Lien Agent, for the benefit of First Lien Claimholders, as the purchase price therefor, the full amount of all the First Lien Priority Obligations (other than First Lien Obligations cash collateralized in accordance with clause (ii) below) then outstanding and unpaid, (ii) furnish cash collateral to First Lien Agent in such amounts as First Lien Agent determines is reasonably necessary to secure First Lien Agent and First Lien Claimholders in connection with (A) any issued and outstanding Letters of Credit (but not in any event in an amount greater than that 105% of the aggregate undrawn face amount of such Letters of Credit) and (B) Secured Hedge Liabilities and Secured Banking Services Obligations (but not in any

event in an amount greater than that 105% of the aggregate amount of Net Secured Hedge Liabilities and Secured Banking Services Obligations), and (iii) agree to reimburse First Lien Agent and First Lien Claimholders for all expenses to the extent earned or due and payable in accordance with the First Lien Debt Documents (including the reimbursement of extraordinary expenses, financial examination expenses, and appraisal fees). Anything contained in this paragraph to the contrary notwithstanding, in the event that (X) the purchasing Second Lien Holders receive all or a portion of any prepayment premium, make-whole obligation or early termination fee payable pursuant to the First Lien Debt Documents in cash, (Y) all First Lien Obligations purchased by the Second Lien Holders and all of the Second Lien Obligations (other than the Excess Second Lien Obligations), including principal, interest and fees thereon and costs and expense of collection thereof (including reasonable attorneys fees and legal expenses), are repaid in full in cash, and (Z) the First Lien Debt Agreement is terminated, in each case, within 90 days following the date on which the Second Lien Holders pay the purchase price described in clauses (i)-(iii) of this paragraph, then, within 3 Business Days after receipt by the purchasing Second Lien Holders of such amounts, the purchasing Second Lien Holders shall pay a supplemental purchase price to the First Lien Agent and the First Lien Lenders in respect of their purchase under this Section 5.6 in an amount equal to the portion of the prepayment premium, make-whole obligation or early termination fee received by the purchasing Second Lien Holders to which the First Lien Agent and the First Lien Lenders would have been entitled to receive had the purchase under this paragraph not occurred. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of First Lien Agent as First Lien Agent may designate in writing to Second Lien Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by purchasing Second Lien Holders to the bank account designated by First Lien Agent are received in such bank account prior to 2:00 p.m., New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by purchasing Second Lien Holders to the bank account designated by First Lien Agent are received in such bank account later than 2:00 p.m., New York City time.

(d) Such purchase shall be expressly made without representation or warranty of any kind by First Lien Agent and First Lien Claimholders as to the First Lien Obligations so purchased or otherwise and without recourse to First Lien Agent or any First Lien Claimholder, except that each First Lien Claimholder shall represent and warrant: (i) that the amount quoted by such First Lien Claimholder as its portion of the purchase price represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, (ii) it owns, or has the right to transfer to purchasing Second Lien Holders, the rights being transferred, and (iii) such transfer will be free and clear of Liens.

(e) In the event that any one or more of Second Lien Claimholders exercises and consummates the purchase option set forth in this Section 5.6, (i) First Lien Agent shall have the right, but not the obligation, to immediately resign under the First Lien Debt Agreement, and (ii) purchasing Second Lien Holders shall have the right, but not the obligation, to require First Lien Agent to immediately resign under the First Lien Debt Agreement.

5.7 Injunctive Relief. Should any Second Lien Claimholder in any way take, attempt to, or threaten to take any action contrary to terms of this Agreement with respect to the

Collateral, or fail to take any action required by this Agreement, First Lien Agent or any First Lien Claimholder may obtain relief against such Second Lien Claimholder by injunction, specific performance, or other appropriate equitable relief, it being understood and agreed by Second Lien Agent that (a) First Lien Claimholders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and (b) each Second Lien Claimholder waives any defense that such Grantor and/or First Lien Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. Should any First Lien Claimholder in any way take, attempt to, or threaten to take any action contrary to terms of this Agreement with respect to the Collateral, or fail to take any action required by this Agreement, Second Lien Agent or any Second Lien Claimholder (in its or their own name or in the name of any Grantor) or any Grantor may obtain relief against such First Lien Claimholder by injunction, specific performance, and/or other appropriate equitable relief, it being understood and agreed by First Lien that (i) Second Lien Claimholders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and (ii) each First Lien Claimholder waives any defense that such Grantor and/or Second Lien Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. First Lien Agent and Second Lien Agent hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by First Lien Agent or First Lien Claimholders or Second Lien Agent or Second Lien Claimholders, as the case may be.

SECTION 6. Insolvency Proceedings.

6.1 Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of Claimholders in or to any distributions from or in respect of any Collateral or proceeds of Collateral, shall continue after the commencement of any Insolvency Proceeding. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

6.2 Financing. If any Grantor shall be subject to any Insolvency Proceeding and First Lien Agent consents to the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code; herein, “Cash Collateral”), on which First Lien Agent has a Lien or to permit any Grantor to obtain financing provided by any one or more First Lien Claimholders under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (such financing, a “DIP Financing”), then Second Lien Agent agrees that it will consent to such Cash Collateral use or raise no objection to such DIP Financing and, to the extent the Liens securing the First Lien Obligations are discharged, subordinated to, or pari passu with such DIP Financing, Second Lien Agent will subordinate its Liens in the Collateral to (i) the Liens securing such DIP Financing and (ii) any “carve-out” authorized by the bankruptcy court in connection with such DIP Financing provided that the amount of such “carve-out” (exclusive of amounts the DIP Financing lenders agree to allow under such DIP Financing for payment of professionals on a current basis prior to a default under such DIP Financings) is not more than $250,000; provided that (a) the principal amount of any such DIP Financing plus the outstanding principal amount of other First Lien Obligations does not exceed the First Lien Cap, (b) the interest rate and fees of any such DIP Financing are commercially reasonable under the circumstances and (c) any such DIP Financing is otherwise subject to the terms of this Agreement. If First Lien Claimholders offer to provide DIP Financing that meets the requirements set forth in clauses (a) through (c) above, Second Lien Agent agrees that it shall not, directly or indirectly, provide, offer to provide, or support any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the First Lien Priority Obligations. The foregoing provisions of this Section 6.2 shall not prevent the Second Lien Agent or the Second Lien Claimants from objecting to any provision in any Cash Collateral order or DIP Financing documentation relating to any provision or content of a plan of reorganization.

6.3 Sales. Second Lien Agent agrees that it will consent, and will not object or oppose a motion to Dispose of any Collateral free and clear of the Liens or other claims in favor of Second Lien Agent under Section 363 of the Bankruptcy Code if the requisite First Lien Claimholders under the First Lien Debt Agreement have consented to such Disposition of such assets, and such motion does not impair, subject to the priorities set forth in this Agreement, the rights of Second Lien Claimholders under Section 363(k) of the Bankruptcy Code (so long as the right of the Second Lien Claimholders to offset its claim against the purchase price is only after the First Lien Priority Obligations have been paid in full in cash). The foregoing to the contrary notwithstanding, Second Lien Claimholders may raise any objections to such Disposition of the Collateral that could be raised by a creditor of Grantors whose claims are not secured by Liens on such Collateral, provided such objections are not inconsistent with any other term or provision of this Agreement and are not based on their status as secured creditors (without limiting the foregoing, Second Lien Creditors may not raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or any comparable provision of any other Bankruptcy Law) with respect to the Liens granted to Second Lien Agent in respect of such assets).

6.4 Relief from the Automatic Stay. Until the Discharge of First Lien Priority Obligations has occurred, Second Lien Agent agrees not to (a) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of First Lien Agent, unless a motion for adequate protection by the Second Lien Agent that is permitted under Section 6.5 has been denied by the court before which the applicable Insolvency Proceeding is pending, or (b) oppose any request by the First Lien Agent or any First Lien Claimholder to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral.

6.5 Adequate Protection.

(a) In any Insolvency Proceeding involving a Grantor, Second Lien Agent agrees that no Second Lien Claimholder shall contest (or support any other Person contesting):

(i) any request by First Lien Agent or other First Lien Claimholders for adequate protection; or

(ii) any objection by First Lien Agent or First Lien Claimholders to any motion, relief, action, or proceeding based on First Lien Agent or First Lien Claimholders claiming a lack of adequate protection.

(b) In any Insolvency Proceeding involving a Grantor:

(i) if any one or more First Lien Claimholders are granted adequate protection in the form of a replacement Lien (on existing or future assets of Grantors) in connection with any DIP Financing or use of Cash Collateral, then First Lien Agent agrees that Second Lien Agent shall also be entitled to seek, without objection from First Lien Claimholders, adequate protection in the form of a replacement Lien (on such existing or future assets of Grantors), which replacement Lien, if obtained, shall be subordinate to the Liens securing the First Lien Obligations (including those under a DIP Financing permitted under Section 6.2) on the same basis as the other Liens securing the Second Lien Obligations are subordinate to the First Lien Obligations under this Agreement;

(ii) if any one or more Second Lien Claimholders are granted adequate protection in the form of a replacement Lien (on existing or future assets of Grantors), then Second Lien Agent agrees that First Lien Agent shall also be entitled to seek, without objection from Second Lien Claimholders, a senior adequate protection Lien on existing or future assets of Grantors as security for the First Lien Obligations and that any adequate protection Lien on such existing or future assets securing the Second Lien Obligations shall be subordinated to the Lien on such assets securing the First Lien Obligations on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the First Lien Obligations under this Agreement;

(iii) if any one or more First Lien Claimholders are granted adequate protection in the form of an expense of administration claim in connection with any DIP Financing or use of Cash Collateral, then First Lien Agent agrees that Second Lien Agent shall also be entitled to seek, without objection from First Lien Claimholders, adequate protection in the form of an expense of administration claim, which administration claim, if obtained, shall be subordinate to the administration claim of the First Lien Claimholders;

(iv) if any one or more Second Lien Claimholders are granted adequate protection in the form of an expense of administration claim in connection with any DIP Financing or use of Cash Collateral, then Second Lien Agent agrees that First Lien Agent shall also be entitled to seek, without objection from Second Lien Claimholders, adequate protection in the form of an expense of administration claim, which administration claim; if obtained, shall be senior to the administration claim of the Second Lien Claimholders; and

(v) Second Lien Agent (a) may seek, without objection from First Lien Claimholders, adequate protection with respect to the Second Lien Claimholders’ rights in the Collateral in the form of periodic cash payments in an amount not exceeding interest at the non-default contract rate, together with payment of reasonable out-of-pocket expenses, and (b) without the consent of First Lien Agent, shall not seek any other adequate protection in the form of cash payments with respect to their rights in the Collateral.

(c) Neither Second Lien Agent nor any other Second Lien Claimholder shall object to, oppose, or challenge any claim by First Lien Agent or any First Lien Claimholder for allowance in any Insolvency Proceeding of First Lien Obligations consisting of post-petition interest, fees, or expenses.

(d) Neither First Lien Agent nor any other First Lien Claimholder shall object to, oppose, or challenge any claim by Second Lien Agent or any Second Lien Claimholder for allowance in any Insolvency Proceeding of Second Lien Obligations consisting of post-petition interest, fees, or expenses.

6.6 Section 1111(b) of the Bankruptcy Code. Second Lien Agent, for itself and on behalf of Second Lien Claimholders, shall not object to, oppose, support any objection, or take any other action to impede, the right of any First Lien Claimholder to make an election under Section 1111(b)(2) of the Bankruptcy Code. Second Lien Agent, for itself and on behalf of Second Lien Claimholders, waives any claim it may hereafter have against any First Lien Claimholder arising out of the election by any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code.

6.7 No Waiver. Subject to Sections 3.1(a) and 6.5(b), nothing contained herein shall prohibit or in any way limit First Lien Agent or any First Lien Claimholder from objecting in any Insolvency Proceeding involving a Grantor to any action taken by Second Lien Agent or any Second Lien Claimholders, including the seeking by Second Lien Agent or any Second Lien Claimholders of adequate protection or the assertion by Second Lien Agent or any Second Lien Claimholders of any of its rights and remedies under the Second Lien Debt Documents.

6.8 Avoidance Issues. If any First Lien Claimholder is required in any Insolvency Proceeding or otherwise to turn over, disgorge or otherwise pay to the estate of any Grantor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Claimholders shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts, and all rights, interests, priorities and privileges recognized in this Agreement shall apply with respect to any such Recovery. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement and to the extent the First Lien Cap was decreased in connection with such payment of the First Lien Obligations, the First Lien Cap shall be increased to such extent.

6.9 Plan of Reorganization.

(a) If, in any Insolvency Proceeding involving a Grantor, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) Second Lien Claimholders shall not propose or support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement.

SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, First Lien Agent acknowledges that it and the First Lien Claimholders have, independently and without reliance on Second Lien Agent or any Second Lien Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such First Lien Debt Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Debt Agreement or this Agreement. Second Lien Agent acknowledges that Second Lien Holders have, independently and without reliance on First Lien Agent or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Debt Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Debt Documents or this Agreement.

7.2 No Warranties or Liability. First Lien Agent acknowledges and agrees that, except as provided in Section 8 hereof, each of Second Lien Agent and Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any of the Second Lien Debt Documents, the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, Second Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Second Lien Agent acknowledges and agrees that, except as provided in Section 8 hereof, First Lien Agent and First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any of the First Lien Debt Documents, the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective First Lien Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

7.3 No Waiver of Lien Priorities.

(a) No right of First Lien Claimholders, First Lien Agent or any of them to enforce any provision of this Agreement or any First Lien Debt Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any First Lien Claimholder or First Lien Agent, or by any noncompliance by any Person with the terms, provisions, and covenants of this Agreement, any of the First Lien Debt Documents or any of the Second Lien Debt Documents, regardless of any knowledge thereof which First Lien Agent or First Lien Claimholders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to any rights of Grantors under the First Lien Debt Documents and subject to the provisions of Section 5.3(a)), First Lien Claimholders, First Lien Agent and any of them may, at any time and from time to time in accordance with the First Lien Debt Documents and/or applicable law, without the consent of, or notice to, Second Lien Agent or any Second Lien Claimholders, without incurring any liabilities to Second Lien Agent or any Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of Second Lien Agent or any Second Lien Claimholders is affected, impaired, or extinguished thereby) do any one or more of the following without the prior written consent of Second Lien Agent:

(i) change the manner, place, or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase, or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guarantee thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify, or supplement in any manner any Liens held by First Lien Agent or any First Lien Claimholders, the First Lien Obligations, or any of the First Lien Debt Documents (other than this Agreement); provided that any such increase in the First Lien Obligations shall not increase the sum of the outstanding principal amount under the First Lien Debt Agreement and, without duplication, the amount of Letters of Credit or obligations in respect thereof then outstanding to an amount in excess of the First Lien Cap;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of any Grantor to First Lien Claimholders or First Lien Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any First Lien Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any First Lien Collateral and any security and any guarantor or any liability of any Grantor to First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

(c) Except as otherwise provided herein, Second Lien Agent also agrees that First Lien Claimholders and First Lien Agent shall have no liability to Second Lien Agent or any Second Lien Claimholders, and Second Lien Agent hereby waives any claim against any First Lien Claimholder or First Lien Agent, arising out of any and all actions which First Lien Claimholders or First Lien Agent may, pursuant to the terms hereof, take, permit or omit to take with respect to:

(i) the First Lien Debt Documents (other than this Agreement);

(ii) the collection of the First Lien Obligations; or

(iii) the foreclosure upon, or sale, liquidation, or other disposition of, or the failure to foreclose upon, or sell, liquidate, or otherwise dispose of, any First Lien Collateral. Second Lien Agent agrees that First Lien Claimholders and First Lien Agent have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations, or otherwise.

(d) Until the Discharge of First Lien Priority Obligations, Second Lien Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead, or otherwise assert, or otherwise claim the benefit of, any marshaling, appraisal, valuation, or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. For so long as this Agreement is in full force and effect, all rights, interests, agreements and obligations of First Lien Agent and First Lien Claimholders and Second Lien Agent and Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Debt Documents or any Second Lien Debt Documents;

(b) except as otherwise expressly restricted in this Agreement, any change in the time, manner, or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Debt Document or any Second Lien Debt Document;

(c) except as otherwise expressly restricted in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guarantee thereof;

(d) the commencement of any Insolvency Proceeding in respect of any Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of First Lien Agent, the First Lien Obligations, any First Lien Claimholder, Second Lien Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement (other than indefeasible payment in full in cash of such obligations).

SECTION 8. Representations and Warranties.

8.1 Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(c) The execution, delivery, and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any governmental authority or any provision of any indenture, agreement or other instrument binding upon such party.

8.2 Representations and Warranties of Each Agent. First Lien Agent and Second Lien Agent each represents and warrants to the other that it has been authorized by First Lien Lenders or Second Lien Holders, as applicable, under the First Lien Debt Agreement or the Second Lien Debt Agreement, as applicable, to enter into this Agreement and that each of the agreements, covenants, waivers, and other provisions hereof is valid, binding, and enforceable against the First Lien Lenders or Second Lien Holders, as applicable, as fully as if they were parties hereto.

SECTION 9. Miscellaneous.

9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any of the First Lien Debt Documents or any of the Second Lien Debt Documents, the provisions of this Agreement shall govern and control.

9.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and First Lien Claimholders may continue, at any time and without notice to Second Lien Agent or any Second Lien Claimholder, to extend credit and other financial accommodations to or for the benefit of any Grantor constituting First Lien Priority Obligations in reliance hereof. Each of First Lien Agent and Second Lien Agent hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. Any provision of this Agreement that is prohibited or unenforceable shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to First Lien Agent, First Lien Claimholders, and the First Lien Obligations, on the date that the First Lien Obligations are paid in full and termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations has occurred; and

(b) with respect to Second Lien Agent, Second Lien Claimholders, and the Second Lien Obligations, on the date that the Second Lien Obligations are paid in full.

9.3 Amendments; Waivers. No amendment, modification, or waiver of any of the provisions of this Agreement shall be effective unless the same shall be in writing signed on behalf of each party hereto (and acknowledged by the Grantors if such amendment, modification or waiver purports to alter, in a manner adverse to any Grantor, any obligation of such Grantor hereunder or under any agreement referenced herein) or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

9.4 Information Concerning Financial Condition of the Grantors and their Respective Subsidiaries. First Lien Agent and First Lien Claimholders, on the one hand, and Second Lien Claimholders and Second Lien Agent, on the other hand, shall not be responsible for keeping any other party informed of (a) the financial condition of the Grantors and their respective subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. First Lien Agent and First Lien Claimholders shall have no duty to advise Second Lien Agent or any Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. Second Lien Agent and Second Lien Claimholders shall have no duty to advise First Lien Agent or any First Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event First Lien Agent or any First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to Second Lien Agent or any Second Lien Claimholder, it or they shall be under no obligation:

(a) to make, and First Lien Agent and First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness, or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.5 Subrogation. With respect to any payments or distributions in cash, property, or other assets that any Second Lien Claimholders or Second Lien Agent pays over to First Lien

Agent or First Lien Claimholders under the terms of this Agreement, Second Lien Claimholders and Second Lien Agent shall be subrogated to the rights of First Lien Agent and First Lien Claimholders; provided, however, that, Second Lien Agent hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of all First Lien Priority Obligations has occurred. Any payments or distributions in cash, property or other assets received by Second Lien Agent or Second Lien Claimholders that are paid over to First Lien Agent or First Lien Claimholders pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

9.6 SUBMISSION TO JURISDICTION; WAIVERS.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY, AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.7; AND

(iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) EACH OF THE PARTIES HERETO (INCLUDING EACH OF THE GRANTORS ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS

REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.6(b) AND EXECUTED BY FIRST LIEN AGENT AND SECOND LIEN AGENT), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.7 Notices. All notices to Second Lien Claimholders and First Lien Claimholders permitted or required under this Agreement shall also be sent to Second Lien Agent and First Lien Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or electronic mail, or 3 Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as designated on Exhibit A attached hereto or as may be otherwise designated by such party in a written notice to all of the other parties complying with this Section 9.7.

9.8 Further Assurances. First Lien Agent and Second Lien Agent each agrees to take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as First Lien Agent or Second Lien Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement, all at the expense of Borrowers.

9.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK.

9.10 Binding on Successors and Assigns. This Agreement shall be binding upon First Lien Agent, First Lien Claimholders, Second Lien Agent, Second Lien Claimholders, and their respective successors and assigns.

9.11 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.12 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

9.13 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of and bind each of First Lien Claimholders and Second Lien Claimholders. In no event shall any Grantor be a third party beneficiary of this Agreement.

9.14 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of First Lien Agent and First Lien Claimholders on the one hand and Second Lien Agent and Second Lien Claimholders on the other hand. No Grantor or any other creditor thereof shall have any rights hereunder and no Grantor may rely on the terms hereof. Nothing in this Agreement shall impair, as between Grantors and First Lien Agent and First Lien Claimholders, or as between Grantors and Second Lien Agent and Second Lien Claimholders, the obligations of Grantors to pay principal, interest, fees and other amounts as provided in the First Lien Debt Documents and the Second Lien Debt Documents, respectively.

9.15 Costs and Attorneys Fees. In the event it becomes necessary for First Lien Agent, any First Lien Claimholder, Second Lien Agent, or any Second Lien Claimholder to commence or become a party to any proceeding or action to enforce the provisions of this Agreement, the court or body before which the same shall be tried shall award to the prevailing party all costs and expenses thereof, including reasonable attorneys fees, the usual and customary and lawfully recoverable court costs, and all other expenses in connection therewith.

9.16 Patriot Act Compliance. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, First Lien Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Agreement agree that they will provide First Lien Agent with such information as it may request in order for First Lien Agent to satisfy the requirements of the USA PATRIOT Act.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PNC BANK, NATIONAL ASSOCIATION,
as First Lien Agent

By:	/s/ Marc J. Hansen

Name:	Marc J. Hansen

Title:	VP

Signature Page to Intercreditor Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Second Lien Agent

By:	/s/ Richard Prokosch

Name:	Richard Prokosch

Title:	Vice President

Signature Page to Intercreditor Agreement

ACKNOWLEDGMENT

As of the date first written above, each of the Grantors and each of the Grantors’ undersigned Subsidiaries (if any) hereby acknowledge that they have received a copy of the foregoing Intercreditor Agreement and consent thereto, agree to recognize all rights granted thereby to First Lien Agent, First Lien Claimholders, Second Lien Agent, and Second Lien Claimholders, and will not do any act or perform any obligation which is not in accordance with the agreements set forth therein. The Grantors and each of the Grantors’ undersigned Subsidiaries each further acknowledge and agree that they are not an intended beneficiary or third party beneficiary under the foregoing Intercreditor Agreement.

ACKNOWLEDGED:

HUTCHINSON TECHNOLOGY INCORPORATED, a Minnesota corporation

By:	/s/ David P. Radloff
	Name:	David P. Radloff
	Title:	Vice President and Chief Financial Officer

EXHIBIT A

NOTICE ADDRESSES

If to Second Lien Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
MAC N9311-110
625 Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Hutchinson Administrator
Facsimile: (612) 667-2160

With copies to:	DORSEY & WHITNEY LLP
Suite 1500, 50 South Sixth Street
Minneapolis, MN 55402
Attention: Steven J. Heim
Facsimile: (612) 340-2643

If to First Lien Agent:	PNC BANK, NATIONAL ASSOCIATION
340 Madison Avenue
New York, NY 10173
Attention: Marc Hansen
Facsimile: (212) 752-6043

with copies to:	HAHN & HESSEN LLP
488 Madison Avenue
New York, NY 10022
Attention: Steven J. Seif
Facsimile: (212) 478-7400

If to the Grantors:	HUTCHINSON TECHNOLOGY INCORPORATED
40 West Highland Park
Hutchinson, MN 55350-9784
Attention: Chief Financial Officer
Facsimile: (320) 587-1810

with copies to:	FAEGRE BAKER DANIELS LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Peggy Abram
Facsimile: 612-766-1600

Exhibit A - 1